Exhibit 10.3

EXECUTION VERSION

MASTER PARTICIPATION AGREEMENT

TRANSACTION SPECIFIC TERMS

THIS MASTER PARTICIPATION AGREEMENT is dated as of the Agreement Date set forth below and entered into by and between Seller and Buyer to govern the purchase and sale of the Participation in the Loans, the Commitments (if any) and the other Transferred Rights, in accordance with the terms, conditions and agreements set forth in the LSTA Standard Terms and Conditions for Participations for Par/Near Par Trades, published as of August 15, 2025 (the “Standard Terms”). The Standard Terms are incorporated herein by reference without any modification whatsoever except as otherwise agreed herein by the Parties and as specifically supplemented and modified by the terms and elections set forth in the Transaction Summary and Sections A through H below. The Standard Terms and the Transaction Specific Terms set forth herein (the “Transaction Specific Terms”) together constitute a single integrated Participation Agreement for Par/Near Par Trades governing the Transaction (the Standard Terms and the Transaction Specific Terms, collectively, this “Agreement” or the “Agreement”, as the context may require), and the Agreement with respect to each such trade shall have the same effect as if a separate Participation Agreement had been entered into separately for such trade. With respect to the Transactions, the Parties agree to be bound by the Standard Terms and the Transaction Specific Terms set forth herein.

TRANSACTION SUMMARY

Agreement Date:	March 13, 2026
Trade Date:	As set forth for each Transaction in Schedule I
Settlement Date:	As set forth for each Transaction in Schedule I
Seller:	BLACKROCK PRIVATE CREDIT FUND LEVERAGE I, LLC, a limited liability company formed under the laws of the State of Delaware
Buyer:	BLACKROCK PRIVATE CREDIT FUND LEVERAGE III, LLC, a limited liability company formed under the laws of the State of Delaware
Aggregate Purchase Amount:	As set forth for each Transaction in Schedule I
Transaction Details:	As set forth for each Transaction in Schedule I, as updated from time to time
Credit Agreement:	As set forth for each Transaction in Schedule I
Borrower:	As set forth for each Transaction in Schedule I
Delivery of Credit Documents:	Yes ☐	No ☒
Netting Arrangements:	Yes ☐	No ☒
Set-Off Applicable:	Yes ☐	No ☒
Collateral Annex Applicable:	Yes ☐	No ☒
Elevation:	Yes ☒	No ☐

A.           DEFINITIONS

Capitalized terms used in this Master Participation Agreement shall have the respective meanings ascribed thereto in Section 1 of the Standard Terms, as supplemented by Section A of the Transaction Specific Terms and as otherwise may be provided in other provisions of this Agreement. Terms defined in the applicable Credit Agreement and not otherwise defined in this Agreement shall have the same meanings (with respect to the applicable Transaction) as in such Credit Agreement. Except as otherwise expressly set forth herein, each reference herein to “the Agreement,” “this Agreement,” “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement (as it relates separately to each Transaction). If there is any inconsistency between the Transaction Specific Terms and the Standard Terms, the Transaction Specific Terms shall govern and control.

In this Agreement:

“Agent” means the administrative agent for a Loan under the applicable Credit Agreement with respect to each Transaction.

“Assignment” with respect to any Credit Agreement, means the applicable document form that is in the form specified in such Credit Agreement for such assignment of the Loans and Commitments (if any) and any Elevation Required Consents to such assignment, as well as any other relevant assignment or consent documents required under such Credit Agreement.

“Buyer Credit Agreement” means that certain Loan and Security Agreement dated as of the date hereof among the Buyer, as borrower, the BlackRock Private Credit Fund, as collateral manager and equityholder, the lenders from time to time party thereto, Bank of Montreal, as administrative agent (in such capacity, the “Buyer Administrative Agent”) and State Street Bank and Trust Company, as collateral custodian.

“Buyer Collateral Manager” means BlackRock Private Credit Fund, as collateral manager for Buyer.

“Buyer Purchase Price” select one:

☒	not applicable.

☐	means the purchase price payable by Buyer to Original Buyer pursuant to the Netting Letter (this applies if there are three (3) parties involved in the netting arrangement).

☐	means the purchase price payable by Buyer to Penultimate Buyer pursuant to the Netting Letter (this applies if there are four (4) or more parties involved in the netting arrangement).

“Elevation Required Consents” means any required consents to an assignment of a Loan in accordance with the applicable Credit Agreement with respect to a Transaction.

“Elevation Transfer Fee” means any required fee in connection with an assignment of a Loan in accordance with the applicable Credit Agreement with respect to a Transaction.

“Loans” each loan set forth on Schedule I for each Transaction.

“Loan Assignment” means an assignment of a Loan in accordance with the applicable Credit Agreement with respect to each Transaction.

“Netting Letter” select one:

☒	not applicable.

☐	means that certain Multilateral Netting Agreement in dated on or as of the Agreement Date between, among others, Seller and Buyer.

“Participation Required Consents” means any required consents to a participation of a Loan in accordance with the applicable Credit Agreement with respect to a Transaction.

“Participation Transfer Fee” means the transfer fee (if any) set forth in Section E.1 payable to Seller in connection with the assignment by Buyer of all or any portion of the Participation, subject to Section 10.1 of the Standard Terms.

“Penultimate Buyer” select one:

☒	not applicable.

☐	none (“none” is applicable if there are only three (3) parties involved in the netting arrangement).

means [ ].

“Purchased Interest Amount” means an amount to be determined as of the Settlement Date equal to any interest and accruing ordinary course fees (such as commitment, facility, letter of credit and other similar fees) that are paid in connection with the Loans and Commitments (if any) pursuant to the Credit Documents that will be purchased by Buyer as of the Settlement Date.

“Seller LLCA” means that certain amended and restated limited liability company agreement of BlackRock Private Credit Fund Leverage I, LLC, entered into by BlackRock Private Credit Fund, as the sole member, dated as of June 3, 2022.

“Seller Purchase Price” select one:

☒	not applicable.

☐	means the purchase price payable by Original Buyer to Seller pursuant to the Netting Letter.

“Transferred Rights” means (i) all of Seller’s rights in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the Loans and Commitments (if any), including without limitation any letters of credit, Guarantees, and swingline loans included in the Loans (excluding, however, the Retained Interest, if any, but, including any Purchased Interest Amount); and (ii) to the extent relating to the rights set forth in the preceding clause (i) and permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Seller in its capacity as a Lender against any Entity, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity.

B.           SECTION 5 (BUYER’S REPRESENTATIONS AND WARRANTIES)

[Intentionally omitted.]

C.           SECTION 8 (DISTRIBUTIONS; INTEREST AND FEES; PAYMENTS; COMMITMENT REDUCTIONS)

C.1.        Section 8.3 (Wire Instructions).

Buyer’s Wire Instructions:

Attached hereto.

Seller’s Wire Instructions:

Attached hereto.

C.2.        Section 8.8 (Set-Off).

If “Yes” is specified opposite “Set-Off” in the Transaction Summary, clause (i) of the proviso to the second sentence of Section 8.8 shall apply.

D.           SECTION 9 (NOTICES; RECORDS)

Buyer’s Address for Notices and Delivery:

BlackRock Private Credit Fund Leverage III, LLC
50 Hudson Yards
New York, New York 10001
Attention: [     ]
Telephone: [     ]
Email: [     ]

with a copy to (which shall not constitute notice):

BlackRock, Inc.

Office of the General Counsel
Attn: [     ]
[     ]
[     ]
Email: [     ]

Seller’s Address for Notices and Delivery:

BlackRock Private Credit Fund Leverage I, LLC
50 Hudson Yards
New York, New York 10001
Attention: [     ]
Telephone: [     ]
Email: [     ]

with a copy to (which shall not constitute notice):

BlackRock, Inc.
Office of the General Counsel
Attn: [     ]
[     ]
[     ]
Email: [     ]

E.           SECTION 10 (FURTHER TRANSFERS)

E.1.        Select one:

☒	There is no Participation Transfer Fee.

☐	There is a Participation Transfer Fee, in the amount of $/£/€ .

E.2.        If an Affiliate of Buyer that is a buyer under a participation agreement with Seller entered into as of the same day as this Agreement makes a Pre-Elevation Transfer (whether or not such transfer is so defined under such participation agreement) of loans and commitments (if any) under the Credit Documents subject to such participation agreement on the same day as Buyer, on substantially similar documents and to the same Entity as Buyer:

☐	Buyer and such Affiliate(s) of Buyer shall pay only one Participation Transfer Fee.

☐	Buyer and each such Affiliate of Buyer shall pay a separate Participation Transfer Fee in respect of each such Pre-Elevation Transfer.

☒	Not applicable (there is no Participation Transfer Fee).

E.3.        Section 10.1 Right of Buyer to sell subparticipations:

☐	Buyer may sell subparticipations in respect of the Transferred Rights without Seller’s prior consent. Section 10.1(b) of the Standard Terms will apply.

☒	Buyer may not sell subparticipations in respect of the Transferred Rights without Seller’s prior consent.

F.            SECTION 11 (VOTING)

F.1.         “Voting” select one:

☒	Buyer shall have voting rights with respect to the Transferred Rights, subject to Section 11.1(a) of the Standard Terms.

☐	Buyer shall have no voting rights in respect of the Transferred Rights, subject to Section 11.1(b) of the Standard Terms, except with respect to the following matters:

F.2.        For purposes of determining the Majority Holders or Majority Claims Holders pursuant to Section 11.1(a) of the Standard Terms:

☐	the interests or claims held by Seller for its own account shall be counted;

☒	the interests or claims held by Seller for its own account shall not be counted;

☐	Not applicable;

AND

☐	the interests or claims held by Affiliates of Seller shall be counted.

☒	the interests or claims held by Affiliates of Seller shall not be counted (it being understood that, for this purpose, Seller and Buyer shall be deemed not to be Affiliates).

☐	Not applicable;

G.          SECTION 15 (ELEVATION)

G.1.       Select one:

☒	There is no Elevation Transfer Fee.

☐	The Elevation Transfer Fee shall be paid as follows: by Seller.

☐	The Elevation Transfer Fee shall be paid by Seller to the Agent.

☐	The Elevation Transfer Fee shall be paid by Buyer to the Agent and Seller shall reimburse Buyer in an amount equal to

	☐	one-half thereof (which amount may be pre-funded on the date hereof through a credit to the Purchase Price with respect to each Transaction).

	☐	[other relevant fraction or percentage] thereof.

G.2.	If “No” is specified opposite “Elevation” in the Transaction Summary, then select one:

☒	No Elevation shall be permitted unless requested by Seller and otherwise subject to Section 15.

☐	Subject to Section 15, Seller may at any time request an Elevation and Buyer may request an Elevation only in the following circumstances:

H. SECTION 31 (FURTHER PROVISIONS)

H.1.      Representations, Warranties and Covenants of Seller. In addition to the representations, warranties and agreements of Seller set forth in the Standard Terms, Seller hereby makes the representations and warranties set forth on Schedule III hereto.

H.2.       Settlement of the Sale of each Loan. Settlement of the sale of each Loan (“Settlement”) shall be effective as of the date hereof. The date of the Settlement is referred to herein as the “Settlement Date”.

H.3.      Elevation. Section 15 of the Standard Terms is hereby amended and restated as follows:

Each Party agrees to take such commercially reasonable actions as are necessary to cause (including to obtain all Elevation Required Consents (if any) as soon as reasonably practicable) Buyer to become a Lender under the applicable Credit Agreement with respect to all Loans (an “Elevation”; and the date on which Buyer becomes a Lender under the Credit Agreement, the “Elevation Date”); provided that no Elevation shall be required until Buyer shall have paid Seller on the Settlement Date the payment required by Section H.12 of the Transaction Specific Terms. Without limitation to the foregoing, Seller shall notify the Agent with respect to each Loan of the actual or proposed Elevation of the relevant Loan on or promptly following the Settlement Date.

Upon the Elevation Date with respect to any Transaction and the related Loan, to the extent of such Elevation, (i) Buyer shall assume all of the Assumed Obligations in respect of the related Loan, (ii) Seller shall have no further responsibility in respect of such Assumed Obligations and (iii) this Agreement shall terminate in respect of such Transaction except as provided in the last sentence of Section 16. At the time of Elevation, Seller shall pay any applicable Elevation Transfer Fee pursuant to Section G.1 of the Transaction Specific Terms. Notwithstanding the foregoing, the occurrence of an Elevation shall not affect (a) each Party’s rights or obligations under this Agreement, (b) the indemnities set forth in Section 6, in each case arising on or before the Elevation Date, including, without limitation, any rights or obligations relating to a Party’s breach of any of its representations, warranties, covenants or agreements hereunder, (c) Seller’s obligation to deliver to Buyer any Distributions (whether received before, on or after the Elevation Date) pursuant to Section 8 of this Agreement or (d) either Party’s right to reimbursement of Agent Expenses pursuant to Section 7.1.

H.4.      Absolute Transfer of Beneficial Ownership. Seller represents and warrants that, upon the disbursement of funds hereunder, Buyer shall be the sole beneficial owner of the Transferred Rights, and the Transferred Rights will not be subject to any Encumbrance in favor of any Person other than Buyer. It is the express intent of the Parties that, as of the Settlement Date, Seller shall have sold to Buyer, and Buyer shall be the sole beneficial owner of, the applicable Transferred Rights. Such sale shall be deemed an absolute sale for all purposes and not a grant of security. Although the parties hereto intend that the sale of the Transferred Rights hereunder constitutes an absolute assignment and transfer of ownership of all of the Seller’s right, title and interest in and to the Transferred Rights hereunder, and not a loan, if any such assignment is deemed to be a loan, the parties hereto intend that the rights and obligations of the parties hereto to such loan shall be established pursuant to the terms of this Agreement. The parties also intend and agree that the Seller shall be deemed to have granted to the Buyer, and the Seller does hereby grant to the Buyer, a security interest in all such Loans and the Transferred Rights hereunder, and proceeds thereof and that this Agreement shall constitute a security agreement under applicable law. The Seller hereby consents to the filing by the Buyer or its assignee of the UCC-1 financing statement with respect to the Transferred Rights.

H.5.       Remedies. Each Party may exercise (or cause its agents or co-agents, if any, to exercise), subject to this Agreement, any or all of the remedies available to it (or to such agents or co-agents) under this Agreement or applicable law. In no event shall Buyer have any right to cause Seller to repurchase any Loan or to otherwise retroactively adjust any of the terms of transfer as a result of the performance of the Loans or as a result of the non-collectability of any amounts related to the Loans.

H.6.       Acknowledgment of Pledge; Third Party Beneficiaries; Assignment by Buyer. Seller hereby acknowledges that Buyer has pledged all of its right, title and interest in and under the Buyer Credit Agreement (as defined herein) and in each loan purchased by Buyer under the Buyer Credit Agreement prior to, on or after the date hereof (in each case, other than the Loans set forth on Schedule I) to the Buyer Administrative Agent on behalf of the Secured Parties (as defined in the Buyer Credit Agreement), in respect of the Buyer Administrative Agreement. The Buyer Administrative Agent is an intended third party beneficiary of this Agreement.

H.7.       Limited Recourse of Buyer Against Seller. Notwithstanding anything herein to the contrary, the parties acknowledge that the rights of recourse of Buyer against Seller shall be from time to time and at any time limited to the Loans that are the subject of Participations and all proceeds of such Loans (collectively, the “Loan Assets”). Accordingly, Buyer shall have no claim or recourse against Seller in respect of any amount which is or remains unsatisfied after the application of the funds comprising the Loan Assets, and any remaining obligation to pay any further unsatisfied amounts shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing to Buyer against any officer, member, manager, director, employee, security holder, authorized person or incorporator of Seller or its successors or assigns. No action may be brought against any officer, member, director, manager, employee, security holder, authorized person or incorporator of Seller personally. Buyer agrees that it will not petition a court, or take any action or commence any proceedings for the liquidation or the winding-up of Seller or any other bankruptcy or insolvency proceedings with respect to Seller until one year and one day (or, if longer, the preference period then in effect) after the termination of the Buyer Credit Agreement. This Section shall survive termination of this Agreement.

H.8.       The Buyer’s recourse against the Seller in respect of any claims arising under or in relation to this Agreement (“Claims”) shall be limited to the assets of BlackRock Private Credit Fund Leverage I, LLC.

H.9.       Limited Recourse of Seller Against Buyer. Notwithstanding anything herein to the contrary, the parties acknowledge that the rights of recourse of Seller against Buyer shall be from time to time and at any time limited to the remaining amounts from time to time available and comprising the assets of Buyer available at such time having satisfied or provided for all other prior ranking liabilities of Buyer. Accordingly, Seller shall have no claim or recourse against Buyer in respect of any amount which is or remains unsatisfied after the application of the funds comprising such assets of Buyer and/or representing the proceeds of realization thereof and any remaining obligation to pay any further unsatisfied amounts shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing to Seller against any officer, member, manager, director, employee, security holder, authorized person or incorporator of Buyer or its successors or assigns. No action may be brought against any officer, member, manager, director, employee, security holder, authorized person or incorporator of Buyer personally. Seller agrees that it will not petition a court, or take any action or commence any proceedings for the liquidation or the winding-up of Buyer or any other bankruptcy or insolvency proceedings with respect to Buyer. This Section shall survive termination of this Agreement.

H.10.     Certain Agreements of Seller Collateral Manager. BlackRock Private Credit Fund (“BlackRock”) is the sole member of the Seller (in such capacity, the “Seller Sole Member”), with respect to the transactions authorized by the Seller LLCA. By its signature below, the Seller Sole Member hereby agrees: (i) not to transfer its membership interests in the Seller at any time prior to the termination of this Agreement in accordance with its terms (unless required by applicable law); (ii) not to direct or consent to any amendment or modification to the Seller LLCA other than an amendment or modification (x) entered into for the purposes of effectuating the transactions contemplated by this Agreement or (y) that would not reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations under this Agreement; (iii) not to consent to or otherwise cause Seller to wind-up, liquidate or dissolve at any time prior to the termination of this Agreement in accordance with its terms; (iv) to manage Seller’s rights with respect to the Loans in a manner consistent with that of similarly situated institutional asset managers providing similar management services, applicable law, this Agreement and any Credit Agreement; and (v) to use commercially reasonable efforts to assist the Seller to cause the Elevation of all Loans as soon as practicable on or immediately following the Settlement Date.

H.10A. Conflicts of Interest. BlackRock also acts as collateral manager to the Buyer (in such capacity, the “Buyer Collateral Manager”), with respect to the transactions contemplated by the Buyer Credit Agreement. The interests of the Seller with respect to matters as to which the Seller Sole Member is advising may conflict with the interests of the Buyer with respect to matters as to which Buyer Collateral Manager is advising. The Seller and Buyer each hereby acknowledge and consent to various potential and actual conflicts of interest that may exist with respect to BlackRock and/or its Affiliates as described in this Agreement; provided that nothing herein shall be construed as altering the duties of BlackRock as set forth in this Agreement, in the Buyer Credit Agreement or the Transaction Documents contemplated thereunder (the “Buyer Transaction Documents”), the Seller LLCA or any other Transaction Document contemplated thereunder (as applicable) or under applicable law. BlackRock agrees that it will endeavor to ensure that any actual conflicts of interest are resolved fairly to the extent possible under the prevailing facts and circumstances.

H.11.     Pricing of Loans. Each of Seller and Buyer (each acting through its board of directors) acknowledges and agrees that it has reviewed, or has been afforded the opportunity to review and discuss with the Seller Collateral Manager and Buyer Collateral Manager, this Agreement (including, without limitation, Schedule I hereto) and consents to the transactions contemplated hereby, including the identity, prices and method for determining the prices of the Loans and the Transferred Rights hereunder. Such prices were determined by reference to the Buyer’s purchase price of the Loans. Each of the Seller Collateral Manager and the Buyer Collateral Manager, intend to treat the sale and purchase hereunder as a client cross-transaction.

H.12.    Payment of Purchase Price. On each Settlement Date, Buyer shall (a) pay Seller an amount equal to the aggregate market value of the Loans (taking into account any adjustments thereto as the result of any Funding Memorandum that is delivered by Seller to Buyer, the purchase price of each Loan, the “Purchase Price”, and the aggregate purchase price of the Loans, the “Aggregate Purchase Price”) (i) in cash in immediately available funds and/or to the extent not paid in cash, as a capital contribution by the Seller to the Buyer in an amount equal to the unpaid portion of the Aggregate Purchase Price and (b) assume the rights and obligations of Seller to the applicable Loans. The Seller Collateral Manager shall make the calculations and determinations specified in each Funding Memorandum.

H.13.     The definition of “Funding Memorandum” in the Standard Terms is hereby amended and restated as follows:

“Funding Memorandum” means each document agreed upon by the Buyer and Seller (whether or not signed) that specifies the calculations determining the Purchase Price with respect to the Participation, which document may be in the form of a Microsoft Excel file.

H.14.     Amendment and Waiver. Without limitation to the requirements of the Standard Terms, this Agreement may not be amended or modified by the Buyer, and the Buyer may not waive any rights hereunder, without the prior written consent of the Buyer Collateral Manager; provided that Schedule I hereto may be amended, altered, supplemented or otherwise modified prior to the Settlement Date by agreement of each of the parties hereto via email.

H.15.      Delayed Compensation. The parties hereto agree that payment of delayed compensation with respect to the Loans hereunder shall be (select one):

☐	Applicable.

☒	Not applicable.

[Signature pages follow]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement by their duly authorized officers or representatives as of the Agreement Date.

SELLER

BLACKROCK PRIVATE CREDIT FUND LEVERAGE I, LLC
by its Sole Member

By:	/s/ Patrick K. Wolfe
Name:	Patrick K. Wolfe
Title:	Chief Operating Officer

[Signature pages continued on next page]

[Signature pages continued from previous page]

BUYER

BLACKROCK PRIVATE CREDIT FUND LEVERAGE I, LLC
by its Sole Member

By:	/s/ Patrick K. Wolfe
Name:	Patrick K. Wolfe
Title:	Chief Operating Officer

[Signature pages continued on next page]

Acknowledged and agreed for purposes of Section H.10:

BLACKROCK PRIVATE CREDIT FUND

By:	/s/ Patrick K. Wolfe
Name:	Patrick K. Wolfe
Title:	Chief Operating Officer

SCHEDULE I – TRANSACTION DETAILS FOR EACH PARTICIPATION

[Omitted]

Schedule II – Standard Terms

PARTICIPATION AGREEMENT
FOR PAR/NEAR PAR TRADES –
STANDARD TERMS AND
CONDITIONS

August 15, 2025

The LSTA owns this document’s intellectual property rights, including all copyright rights. This document may not be used, reproduced in whole or in part, adapted, modified, disclosed to others, or disseminated other than by members of the LSTA in good standing and by those who have a current and valid license from the LSTA for use of this document. Any use of this document violating the LSTA’s rights may subject the infringer to statutory fines and other civil and/or criminal penalties.

LSTA EFFECTIVE August 15, 2025	Copyright © LSTA 2025. All rights reserved.

PARTICIPATION AGREEMENT FOR PAR/NEAR PAR TRADES

LSTA STANDARD TERMS AND CONDITIONS

Published by LSTA, Inc.® as of August 15, 2025

The following are the LSTA Standard Terms and Conditions for Participations for Par/Near Par Trades published by the LSTA as of August 15, 2025, which shall govern the Transaction described in the Transaction Specific Terms.

1.	Definitions

1.1          General. Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 1 of the Standard Terms, as supplemented by Section A of the relevant Transaction Specific Terms, and as otherwise may be provided in other provisions of this Agreement. Terms defined in the Credit Agreement and not otherwise defined in this Agreement shall have the same meanings in this Agreement as in the Credit Agreement. Except as otherwise expressly set forth herein, each reference herein to “the Agreement,” “this Agreement,” “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement. If there is any inconsistency between the Transaction Specific Terms and the provisions of the Standard Terms, the Transaction Specific Terms shall govern and control.

1.2          In this Agreement:

“Act” has the meaning specified in Section 11.1(a).

“Adequate Protection Order” means any order of the relevant bankruptcy court authorizing or ordering Borrower or any Obligor(s) to make adequate protection payments to the Lenders.

“Adequate Protection Payments” means, with respect to the Transferred Rights, amounts (other than PIK Interest) authorized and/or ordered to be paid as adequate protection for Interest and Accruing Fees on the loans and obligations owed under the Credit Documents pursuant to an Adequate Protection Order.

“Affiliate” means “affiliate” as defined in either (a) Bankruptcy Code §101(2) or (b) Rule 144 of the Securities Act.

“Agent Expenses” means any costs, liabilities, losses, claims, damages, and expenses incurred by, and any indemnification claims of, the Agent, for which the Agent has recourse under the Credit Documents and that are attributable or allocable to the Transferred Rights.

“Agreement” means this Participation Agreement for Par/Near Par Trades between Seller and Buyer dated as of the Agreement Date governing the Transaction, such Agreement consisting of the Standard Terms as modified and supplemented by the Transaction Specific Terms.

“Agreement Date” means the date specified as such in the Transaction Summary.

“Annex” means the document attached to the Transaction Specific Terms captioned “Annex to Participation Agreement for Par/Near Par Trades.”

LSTA EFFECTIVE August 15, 2025	Copyright © LSTA 2025. All rights reserved.

“Assumed Obligations” means all obligations and liabilities of Seller with respect to, or in connection with, the Transferred Rights arising or occurring on or after the Settlement Date; excluding, however, the Retained Obligations.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Benefit Plan” means an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code or any Entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” means, collectively, the Entity or Entities specified as such in the Transaction Summary and such other borrower(s) as may be identified in the Credit Agreement.

“Buyer” means the Entity specified as such in the Transaction Summary.

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday, (c) any other day on which the Federal Reserve Bank of New York is closed1 or (d) only with respect to the determination of Commencement Date, any other day on which the New York Stock Exchange is closed.

“Buyer Excluded Information” has the meaning specified in Section 5.1(g).

“Buyer Indemnitees” has the meaning specified in Section 6.1.

“Code” means the Internal Revenue Code of 1986 (as amended, and the rules and regulations promulgated under it).

“Commencement Date” has the meaning as defined in Section 6 of the Standard Terms and Conditions of the Confirmation.

“Confirmation” means the LSTA Par/Near Par Confirmation(s) dated as of the Trade Date between Seller and Buyer relating to the Transaction.

“Contractual Currency” has the meaning specified in Section 28.1.

“Credit Agreement” means the agreement specified as such in the Transaction Summary (including all intercreditor agreements, subordination agreements, waivers and amendments entered into from time to time pursuant thereto or in connection therewith), in each case, as amended, supplemented or otherwise modified from time to time.

“Credit Documents” means the Credit Agreement and all Guarantees, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered from time to time in connection therewith.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.2

1 The Holiday Schedule for the Federal Reserve Bank of New York may be found at www.newyorkfed.org/aboutthefed/holiday_schedule.html.

2 The definition of “Debtor Relief Laws” used in this standard form is consistent with the definition used in the Model Credit Agreement Provisions published by the LSTA. In the event that the Credit Agreement underlying a certain Participation uses a different definition for the determination of what insolvency events will constitute a Lender as a Defaulting Lender (or other terms used therein to similar effect), the Parties may consider conforming this definition and correlative provisions hereof to the terms used in the Credit Agreement.

“Distribution” means any payment or other distribution, whether received by setoff or otherwise, of cash (including interest), notes, securities, or other property (including Loan Collateral) or proceeds under or in respect of the Transferred Rights; excluding, however, any Retained Interest Distribution.

“Elevation” has the meaning specified in Section 15.

“Elevation Date” has the meaning specified in Section 15.

“Elevation Required Consents” means the consent(s), acknowledgement(s) and/or notice(s) (if any) required by the Transaction Documents to assign the Transferred Rights in connection with an Elevation.

“Elevation Transfer Fee” has the meaning specified in the Transaction Specific Terms.

“Encumbrance” means any (a) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind; (b) purchase, option, call or put agreement or arrangement; (c) subordination agreement or arrangement other than as specified in the Credit Documents; or (d) agreement or arrangement to create or effect any of the foregoing.

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, Governmental Authority, fund, investment account or other entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Experts” has the meaning specified in Section 12.2.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any applicable fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Funded Loan” has the meaning specified in Section 8.8.

“Funding Advance” has the meaning specified in Section 8.6.

“Funding Date” has the meaning specified in Section 8.6.

“Funding Memorandum” means the document agreed upon by Buyer and Seller (whether or not signed) that specifies the calculations determining the Purchase Price with respect to the Participation.

“Funding Notice” has the meaning specified in Section 8.6.

“Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

“Guaranty” means a guaranty of any of Borrower’s obligations under the Credit Documents, including Borrower’s obligations in connection with the Loans.

“Indemnified Party” has the meaning specified in Section 6.3.

“Indemnifying Party” has the meaning specified in Section 6.3.

“Interest and Accruing Fees” means all interest and accruing ordinary course fees (such as commitment, facility, letter of credit and other similar fees) that are paid in connection with the Loans and Commitments (if any) pursuant to the Credit Documents from and after the Trade Date; provided that Interest and Accruing Fees shall not include any PIK Interest.

“Judgment Currency” has the meaning specified in Section 28.1.

“Judgment Currency Conversion Date” has the meaning specified in Section 28.1.

“Lender” means a lender under the Credit Agreement, and its successors, transferees and permitted assigns.

“Loan Collateral” means any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to (or otherwise created) or for the benefit of the Lenders under the Credit Documents.

“Loans” means the Loan(s) in the amount(s) specified in the Transaction Specific Terms, as such amounts may change from time to time after the Settlement Date as a result of the funding of Unfunded Commitments and the repayment of principal, and includes the note(s) (if any) evidencing such Loan(s) issued under the Credit Agreement.

“LSTA” means LSTA, Inc.®

“Majority Claims Holders” has the meaning specified in Section 11.1(a).

“Majority Holders” has the meaning specified in Section 11.1(a).

“Obligor” means any Entity (other than Borrower, the Lenders and any administrative, collateral, syndication, documentation or other similar agent under the Credit Agreement) that is obligated under the Credit Documents.

“Operative Documents” means (a) if “No” is specified opposite “Netting Arrangements” in the Transaction Summary, (i) this Agreement and (ii) upon Elevation, the Assignment, and (b) if “Yes” is specified opposite “Netting Arrangements” in the Transaction Summary, (i) this Agreement, (ii) the Netting Letter and (iii) upon Elevation, the Assignment.

“Participation” has the meaning specified in Section 2.1(a).

“Participation Transfer Fee” has the meaning specified in Section 10.1(a).

“Party” means Buyer or Seller, as applicable.

“PIK Interest” means any paid-in-kind interest, fees or other amounts paid or payable in kind from and after the Trade Date in connection with the Loans and Commitments (if any) pursuant to the Credit Documents or Adequate Protection Order (if any), as applicable.

“Pre-Elevation Transfer” has the meaning specified in Section 10.1.

“Pre-Settlement Date Accruals” means all Interest and Accruing Fees and, if applicable, Adequate Protection Payments, that accrue during the period before (but excluding) the earlier of (a) the Settlement Date and (b) the Commencement Date; so long as payment or distribution of such Interest and Accruing Fees and, if applicable, Adequate Protection Payments, is made (i) on or before the due date thereof or the expiration of any applicable grace period, each as specified in the Credit Documents and, if applicable, the Adequate Protection Order, as in effect on the Trade Date (or, if no such grace period exists, the expiration of thirty (30) days from such due date), and (ii) before a default by Borrower or any Obligor in connection with other payment obligations of Borrower or any Obligor under the Credit Documents; otherwise such Interest and Accruing Fees and, if applicable, Adequate Protection Payments (if and when paid) and any other accrued amounts due thereafter shall be for the account of Buyer, and Seller shall not be entitled to any part thereof.

“PTEs” means the prohibited transaction class exemptions issued by the U.S. Department of Labor, as such exemptions may be amended from time to time.

“Purchase Price” means the price calculated pursuant to the Confirmation and set forth in the Funding Memorandum (if any).

“Receiving Party” has the meaning specified in Section 8.5(a).

“Reimbursement Claims” means any claim of Seller arising in connection with the return, disgorgement or reimbursement by Seller to Borrower, or any other Entity, of all or any portion of any payment or transfer received by Seller on account of the Transferred Rights prior to the Settlement Date.

“Remitting Party” has the meaning specified in Section 8.5(a).

“Retained Interest” means the right retained by Seller to receive, in accordance with the provisions of Section 8.2, payments or other distributions, whether received by setoff or otherwise, of cash (including interest), notes, securities or other property (including Loan Collateral) or proceeds paid or delivered in respect of the Pre-Settlement Date Accruals or the Adequate Protection Payments (if any); provided that Retained Interest shall not include any PIK Interest.

“Retained Interest Distribution” means a payment or other distribution, whether received by setoff or otherwise, of cash (including interest), notes, securities or other property (including Loan Collateral) or proceeds payable or deliverable to Seller in respect of a Retained Interest.

“Retained Obligations” means all obligations and liabilities of Seller relating to the Transferred Rights (i) arising or occurring prior to the Settlement Date, (ii) that result from Seller’s breach of its representations, warranties, covenants, or agreements under this Agreement or the Credit Documents, (iii) that result from Seller’s bad faith, gross negligence, or willful misconduct or (iv) that are attributable to Seller’s actions or obligations in any capacity other than as a Lender under the Credit Documents.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§77a et seq., as amended, and the rules and regulations promulgated under it.

“Seller” means the Entity specified as such in the Transaction Summary.

“Seller Excluded Information” has the meaning specified in Section 4.1(h).

“Seller Indemnitees” has the meaning specified in Section 6.2.

“Seller’s Claims” has the meaning specified in Section 11.1(a).

“Settlement Date” means (a) if “No” is specified opposite “Netting Arrangements” in the Transaction Summary, the date on which Seller receives the Purchase Price, and (b) if “Yes” is specified opposite “Netting Arrangements” in the Transaction Summary, the date on which Seller receives the Seller Purchase Price.

“Standard Terms” means the LSTA Standard Terms and Conditions for Participations for Par/Near Par Trades in the form published by the LSTA as of August 15, 2025.

“Trade Date” means the date(s) specified as such in the Transaction Summary.

“Transaction” means the purchase and sale of the Participation to which this Agreement relates.

“Transaction Documents” means the Credit Documents and the Operative Documents (provided that, as used in Sections 4.1 and 5.1, “Transaction Documents” shall not include the Assignment).

“Transaction Specific Terms” means the specific terms and elections governing the Transaction that are set forth in the Transaction Summary and Sections A through H of this Agreement.

“Transaction Summary” means the Transaction Summary set forth in the Transaction Specific Terms.

“Transferred Rights” means (i) all of Seller’s rights in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the Loans and Commitments (if any), including without limitation any letters of credit, Guarantees, and swingline loans included in the Loans (excluding, however, the Retained Interest, if any) and (ii) to the extent relating to the rights set forth in the preceding clause (i) and permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Seller in its capacity as a Lender against any Entity, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity.

2.	Participation

2.1          In consideration of the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement:

(a)
subject to the satisfaction or waiver of the conditions in Section 3.2, Seller irrevocably sells, grants and conveys an undivided 100% participation interest in and to the Loans, the Commitments (if any) and the Transferred Rights (the “Participation”) to Buyer with effect on and after the Settlement Date;

(b)
subject to the satisfaction or waiver of the conditions in Section 3.1, Buyer irrevocably acquires the Participation, and agrees to reimburse Seller for all amounts paid in respect of the Assumed Obligations (or, in the case of Section 8.6, perform its funding obligations with respect to the Assumed Obligations thereunder), with effect on and after the Settlement Date;

(c)
Seller agrees to remain responsible for, and assumes and agrees timely to perform and comply with, the Retained Obligations. Until the Elevation Date, Seller shall hold title to the Loans and the Commitments (if any) for the benefit of Buyer to the extent of the Participation; and

(d)	it is the express intent of the Parties that sale of the Participation by Seller to Buyer hereunder be, and be treated for all purposes as, a true sale by Seller of the Participation.

3.	Conditions Precedent

3.1          Buyer’s obligations to pay the Purchase Price to Seller, to acquire the Participation and to agree to reimburse Seller for the Assumed Obligations shall be subject to the conditions that (a) Seller’s representations and warranties in this Agreement shall have been true and correct on the Agreement Date and/or the Settlement Date (as specified in Section 4.1), (b) Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Settlement Date and (c) Buyer shall have received (i) the Transaction Specific Terms duly executed on behalf of Seller and (ii) all acknowledgements and consents specified in the definition of Participation Required Consents.

3.2       Seller’s obligation to sell, grant and convey the Participation to Buyer shall be subject to the conditions that (a) Buyer’s representations and warranties in this Agreement shall have been true and correct on the Agreement Date and/or the Settlement Date (as specified in Section 5.1), (b) Buyer shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Settlement Date, (c) Seller shall have received (i) the Transaction Specific Terms duly executed on behalf of Buyer and (ii) all acknowledgements and consents specified in the definition of Participation Required Consents and (d) Seller shall have received payment of the Purchase Price from Buyer.

3.3        If “Yes” is specified opposite “Netting Arrangements” in the Transaction Summary: (a) the reference to the phrase “Purchase Price to Seller” in the first clause of Section 3.1 shall be deemed a reference, in lieu thereof, to “the Buyer Purchase Price to Original Buyer or Penultimate Buyer, as applicable,”; (b) the phrase “and (ii)” preceding clause (ii) of Section 3.1(c) and clause (ii) of Section 3.2(c) shall be revised to read as follows: “, (ii) the Netting Letter duly executed on behalf of all parties thereto and”; and (c) clause (d) of Section 3.2 shall be revised to read as follows: “(d) Seller shall have received payment of the Seller Purchase Price from Original Buyer or Penultimate Buyer, as applicable.”

4.	Seller’s Representations and Warranties

4.1          Seller represents and warrants to Buyer (as of the Settlement Date and, where specifically indicated, the Agreement Date) that:

(a)
Seller (i) is, and was on the Agreement Date, duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is, and was on the Agreement Date, in good standing under such laws and (iii) has, and had on the Agreement Date, full power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is or will become a party.

(b)
Seller’s execution, delivery, and performance of the Transaction Documents to which it is or will become a party have not resulted, did not result on the Agreement Date and will not result in a breach or violation of any provision of (i) Seller’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Seller, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to Seller or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which Seller may be a party, by which Seller may be bound or to which any of the assets of Seller is subject.

(c)
(A)   The Transaction Documents to which Seller is, and was on the Agreement Date, a party (i) have been duly and validly authorized, executed and delivered by Seller and (ii) are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability against Seller may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies; and

(B)  Other than the Participation Required Consents or, in connection with an Elevation, the Elevation Required Consents, no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Entity is, will be or was on the Agreement Date required for Seller to execute, deliver, and perform its obligations under, the Transaction Documents to which Seller is or will become a party.

(d)	Seller is the sole legal and beneficial owner of and has good title to each of the Loans, the Commitments (if any) and the other Transferred Rights free and clear of any Encumbrance.

(e)
(i)   The outstanding principal amount(s) of the Loans and the principal amount(s) of the Commitments (if any) and Unfunded Commitments (if any) as of the Settlement Date are accurately stated in the Transaction Specific Terms, (ii) any PIK Interest that accreted to the principal amount of the Loans on or after the Trade Date but on or prior to the Settlement Date is specified in the Annex and is a proportionate share of PIK Interest that accreted during such period to all of Seller’s loans of the same tranche under the Credit Agreement as the Loans, and (iii) all PIK Interest and any other paid-in-kind interest (if any) that accreted to the principal amount of the Loans after the applicable settlement date on which Seller acquired the Loans but on or prior to the Settlement Date is included in the outstanding principal amount(s) of the Loans listed in the Transaction Specific Terms.

(f)
The amounts utilized in calculating the Purchase Price, as specified in the Funding Memorandum (if any), are true and correct as of each applicable date, and the Purchase Price has been calculated in accordance with the Confirmation.

(g)
Seller (i) is a sophisticated Entity with respect to the sale of the Participation and the retention of the Retained Obligations, (ii) has adequate information concerning the business and financial condition of Borrower and Obligors to make an informed decision regarding the sale of the Participation and the retention of the Retained Obligations and (iii) has independently and without reliance upon Buyer, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Buyer’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Seller acknowledges that Buyer has not given Seller any investment advice, credit information or opinion on whether the sale of the Participation or the retention of the Retained Obligations is prudent.

(h)
Seller acknowledges that (i) Buyer currently may have, and later may come into possession of, information with respect to the Transferred Rights, the Retained Obligations, Borrower, Obligors or any of their respective Affiliates that is not known to Seller and that may be material to a decision to sell the Participation and to retain the Retained Obligations (“Seller Excluded Information”), (ii) Seller has determined to sell the Participation and to retain the Retained Obligations notwithstanding its lack of knowledge of Seller Excluded Information and (iii) Buyer shall have no liability to Seller or any Seller Indemnitee, and Seller waives and releases any claims that it might have against Buyer or any Buyer Indemnitee whether under applicable securities laws or otherwise, with respect to the nondisclosure of Seller Excluded Information in connection with the Transaction; provided, however, that Seller Excluded Information shall not and does not affect the truth or accuracy of Buyer’s representations or warranties in this Agreement.

(i)
Seller is an “accredited investor” as defined in Rule 501 under the Securities Act. Without characterizing the Participation as a “security” within the meaning of applicable securities laws, Seller has not made any offers to sell, or solicitations of any offers to buy, all or any portion of the Participation in violation of any applicable securities laws.

(j)
At least one of the following is true: (i) no interest in the Participation is being sold by or on behalf of one or more Benefit Plans, (ii) an exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), or Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code (a statutory exemption for transactions with certain service providers and certain parties related to such service providers), is applicable with respect to the sale of the Participation (provided, that if Seller is relying on Section 408(b)(17) of ERISA and/or Section 4975(d)(20) of the Code, Seller further represents that the fiduciary making the decision to enter into the transaction has made a reasonable, good faith determination that Seller is receiving no less than “adequate consideration” within the meaning of such exemptions), or (iii) the Participation is being sold by the Seller from a fund managed by a Qualified Professional Asset Manager within the meaning of Part VI of PTE 84-14, such Manager made the investment decision on behalf of the Seller to sell the Participation to Buyer as contemplated by the Confirmation, and the sale of the Participation satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14, and to the best knowledge of the individual making the investment decision to transfer the Participation on behalf of the Seller, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied.

(k)
If as of the Trade Date Buyer was not a Lender and if “Yes” is specified opposite “Delivery of Credit Documents” in the Transaction Summary, Seller provided to Buyer, on or prior to the Settlement Date (i) the Credit Agreement and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as currently in effect, and (ii) any other Credit Documents reasonably requested by Buyer.

4.2          Except as expressly stated in this Agreement, Seller makes no representations or warranties, express or implied, with respect to the Transaction.

4.3        Seller acknowledges that: (a) its sale of the Participation to Buyer is a true and irrevocable sale; (b) Seller shall have no recourse to the Transferred Rights or the Participation except to the extent (if any) permitted pursuant to Section 8.8; and (c) Seller shall have no recourse to Buyer, except for (i) Buyer’s breaches of its representations, warranties or covenants and (ii) Buyer’s indemnities, in each case as expressly stated in this Agreement.

5.	Buyer’s Representations and Warranties

5.1          Buyer represents and warrants to Seller (as of the Settlement Date and, where specifically indicated, the Agreement Date) that:

(a)
Buyer (i) is, and was on the Agreement Date, duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is, and was on the Agreement Date, in good standing under such laws and (iii) has, and had on the Agreement Date, full power and authority to execute, deliver and perform its obligations under, the Transaction Documents to which it is or will become a party.

(b)
Buyer’s execution, delivery, and performance of the Transaction Documents to which it is or will become a party have not resulted, did not result on the Agreement Date and will not result in a breach or violation of any provision of (i) Buyer’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Buyer, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to Buyer or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument by which Buyer may be a party, by which Buyer may be bound or to which any of the assets of Buyer is subject.

(c)
(A)   The Transaction Documents to which Buyer is, and was on the Agreement Date, a party (i) have been duly and validly authorized, executed and delivered by Buyer and (ii) are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies; and

(B)  Other than the Participation Required Consents or, in connection with an Elevation, the Elevation Required Consents, no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Entity is, will be or was on the Agreement Date required for Buyer to execute, deliver, and perform its obligations under the Transaction Documents to which Buyer is or will become a party.

(d)
Without characterizing the Participation as a “security” within the meaning of applicable securities laws, Buyer is not purchasing the Participation with a view towards the sale or distribution thereof in violation of the Securities Act; provided, however, that Buyer may resell the Participation if such resale is in compliance with Section 10.

(e)
Buyer (i) is a sophisticated Entity with respect to the purchase of the Participation and the agreement to reimburse Seller in respect of the Assumed Obligations, (ii) is able to bear the economic risk associated with the purchase of the Participation and the agreement to reimburse Seller in respect of the Assumed Obligations, (iii) has adequate information concerning the business and financial condition of Borrower and Obligors to make an informed decision regarding the purchase of the Participation and the agreement to reimburse Seller in respect of the Assumed Obligations, (iv) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement and (v) has independently and without reliance upon Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Buyer acknowledges that Seller has not given Buyer any investment advice, credit information or opinion on whether the purchase of the Participation or the agreement to reimburse Seller in respect of the Assumed Obligations is prudent.

(f)
Except as otherwise provided in this Agreement, Buyer has not relied and will not rely on Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of Borrower or any Obligor, or any other matter concerning Borrower or any Obligor.

(g)
Buyer acknowledges that (i) Seller currently may have, and later may come into possession of, information with respect to the Transferred Rights, the Assumed Obligations, Borrower, Obligors or any of their respective Affiliates that is not known to Buyer and that may be material to a decision to purchase the Participation and agree to reimburse Seller in respect of the Assumed Obligations (“Buyer Excluded Information”), (ii) Buyer has determined to purchase the Participation and agree to reimburse Seller in respect of the Assumed Obligations notwithstanding its lack of knowledge of the Buyer Excluded Information and (iii) Seller shall have no liability to Buyer or any Buyer Indemnitee, and Buyer waives and releases any claims that it might have against Seller or any Seller Indemnitee, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Buyer Excluded Information in connection with the Transaction; provided, however, that the Buyer Excluded Information shall not and does not affect the truth or accuracy of Seller’s representations or warranties in this Agreement.

(h)
At least one of the following is true: (i) no interest in the Participation is being acquired by or on behalf of a person or an entity that is, or at any time while the Participation is held thereby will be, one or more Benefit Plans, (ii) an exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), or Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code (a statutory exemption for transactions with certain service providers and certain parties related to such service providers), is applicable with respect to the purchase and holding of the Participation and the exercise of Buyer’s rights hereunder (provided, that if Buyer is relying on Section 408(b)(17) of ERISA and/or Section 4975(d)(20) of the Code, Buyer further represents that the fiduciary making the decision to enter into the transaction has made a reasonable, good faith determination that Buyer is paying no more than “adequate consideration” within the meaning of such exemptions), or (iii) the funds being used by Buyer to purchase the Participation are from a fund managed by a Qualified Professional Asset Manager within the meaning of Part VI of PTE 84-14, such Manager made the investment decision on behalf of the Buyer to purchase the Participation from the Seller as contemplated by this Agreement, and the purchase of the Participation hereunder satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14, and to the best knowledge of the individual making the investment decision to purchase the Participation on behalf of the Buyer, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied. In addition, less than 25%, in the aggregate (computed in accordance with Department of Labor Regulation 2510.3-101(f), as modified by Section 3(42) of ERISA) of the Participation, is being acquired by or on behalf of, and shall at any time be held by, Benefit Plans.

(i)
Buyer acknowledges that, (i) if applicable, it has received copies of (A) the Credit Agreement and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as currently in effect, and (B) any other Credit Documents requested by Buyer, and (ii) without in any way limiting the representations and warranties of Seller contained in this Agreement, it is assuming all risk with respect to the accuracy or sufficiency of the Credit Documents, other than any representations, warranties or covenants made by Seller in this Agreement or the Credit Documents to which Seller is a party.

(j)	Without characterizing the Participation as a security, Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.

5.2          Except as expressly stated in this Agreement and the Assignment, Buyer makes no representations or warranties, express or implied, with respect to the Transaction.

5.3        Buyer acknowledges that (a) Seller’s sale of the Participation to Buyer and Buyer’s agreement to reimburse Seller in respect of the Assumed Obligations are irrevocable and (b) Buyer shall have no recourse to Seller, except for (i) Seller’s breaches of its representations, warranties or covenants and (ii) Seller’s indemnities, in each case as expressly stated in this Agreement.

6.	Indemnification

6.1       Seller shall indemnify, defend, and hold Buyer and its officers, directors, agents, partners, members, controlling Entities and employees (collectively, “Buyer Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Buyer Indemnitee incurs or suffers as a result of, or arising out of a breach of any of Seller’s representations, warranties, covenants or agreements in this Agreement.

6.2       Buyer shall indemnify, defend, and hold Seller and its officers, directors, agents, partners, members, controlling Entities, and employees (collectively, “Seller Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of (a) a breach of any of Buyer’s representations, warranties, covenants or agreements in this Agreement or (b) Seller’s acting or refraining to act pursuant to any direction of (i) Buyer pursuant to this Agreement or (ii) under the circumstances described in the proviso in Section 11.1(a), the Majority Holders or the Majority Claims Holders; provided, however, that Buyer’s share of the indemnity under clause (b)(ii) shall be limited to a fraction, the numerator of which is (A) the outstanding principal amount of the Participation or (B) if Seller has consented to transfers of the Participation (or a portion thereof) pursuant to Section 10.1(a), the then outstanding principal amount of the claims beneficially held by Buyer in respect of which the action involved is taken by Seller, and the denominator of which is the then aggregate outstanding principal amount of all claims in respect of which the action involved is taken by Seller.

6.3          If a third party commences any action or makes any demand against either Party for which such Party (“Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action. The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the Party that has assumed the defense of such action shall provide the other Party with copies of all notices, pleadings, and other papers filed or served in such action. Neither Party shall make any settlement or adjustment without the other Party’s prior consent, which consent (a) in the case of the Indemnifying Party will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (b) in the case of the Indemnified Party may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnified Party.

6.4        Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this Agreement or any transfer pursuant to Section 10 of this Agreement. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

7.	Costs and Expenses

7.1         If either Party pays any Agent Expenses, Assumed Obligations or Retained Obligations for which the other Party is responsible in accordance with the definitions thereof and the terms of this Agreement, such other Party shall, promptly upon the request of the Party that shall have paid such amounts, reimburse such paying Party for the full amount paid on such other Party’s behalf.

7.2          The Parties agree to bear their own respective legal and other costs and expenses for preparing, negotiating, executing and delivering this Agreement and any related documents and consummating the Transaction.

7.3          Buyer shall reimburse Seller, promptly upon request for its applicable pro rata share of all out-of-pocket expenses and disbursements (including reasonable fees and disbursements of counsel) incurred by Seller in connection with the administration of the Participation, the Transferred Rights, the Credit Documents or any related documents and any effort to enforce or protect Seller’s or Buyer’s rights or interests thereunder.

8.	Distributions; Interest and Fees; Payments; Commitment Reductions

8.1          (a)         If at any time after the Trade Date (whether before, on or after the Settlement Date) Seller received or receives a Distribution, Seller shall (i) accept, and from and after the Settlement Date, hold such Distribution for the account and sole benefit of Buyer, (ii) except to the extent (if any) permitted pursuant to Section 8.8, from and after the Settlement Date have no equitable or beneficial interest in such Distribution and such Distribution shall for all purposes constitute property of Buyer and (iii) deliver such Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law or to the extent (if any) permitted pursuant to Section 8.8) promptly (but in the case of a cash Distribution received (A) on or prior to the Settlement Date, in no event later than the Settlement Date, and (B) after the Settlement Date, in no event later than two (2) Business Days after the date on which Seller receives such Distribution) to Buyer in the same form received and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule or order. If Seller fails to pay any cash Distribution to Buyer in accordance with the time periods set forth in clause (iii) of this Section 8.1 (a), then Seller shall pay interest on such payment for the period from (and including) the day on which such payment is actually received by Seller to (but excluding) the day such payment is actually paid to Buyer, in accordance with Section 8.5.

(b)         If a Distribution includes securities or other non-cash Distribution, Seller shall, to the extent permitted by law, endorse (without recourse, representation or warranty) or use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause to be registered in Buyer’s name, or such name as Buyer may direct, and deliver such securities to Buyer or to such Entity as Buyer may direct as soon as practicable. Pending such transfer, Seller shall (from and after the Settlement Date) hold the same on behalf and for the sole benefit of Buyer, and Seller shall have no equitable or beneficial interest in any such Distribution, and such Distribution shall for all purposes constitute property of the Buyer.

(c)          Subject to applicable law, Buyer is entitled to receive any Distribution to be remitted by Seller under this Agreement without the withholding of any tax. If Seller receives a Distribution that it is required to remit to Buyer, Buyer shall furnish to Seller such forms, certifications, statements and other documents as Seller may reasonably request to evidence Buyer’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Seller to comply with any applicable laws or regulations relating thereto, and Seller may refrain from remitting such Distribution until such forms, certifications, statements and other documents have been so furnished.

(d)         If all or any portion of a Distribution received by Seller and transferred to Buyer pursuant to this Section 8.1(a) is required to be returned or disgorged by Seller to any Entity, Buyer shall promptly return such Distribution (or portion thereof) to Seller together with all related interest and charges payable by Seller in respect thereof.

8.2          (a)        If at any time after an Elevation Date Buyer receives a Retained Interest Distribution, Buyer shall (i) accept and hold such Retained Interest Distribution for the account and sole benefit of Seller, (ii) have no equitable or beneficial interest in such Retained Interest Distribution and such Retained Interest Distribution shall for all purposes constitute property of Seller and (iii) deliver such Retained Interest Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Retained Interest Distribution, in no event later than two (2) Business Days after the date on which Buyer receives it) to Seller in the same form received and, when necessary or appropriate, with Buyer’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule or order. If Buyer fails to pay any cash Retained Interest Distribution to Seller within two (2) Business Days of receipt thereof, then Buyer shall pay interest on such Retained Interest Distribution for the period from (and including) the day on which such Retained Interest Distribution is actually received by Buyer to (but excluding) the day such Retained Interest Distribution is actually paid to Seller, in accordance with Section 8.5.

(b)         If a Retained Interest Distribution includes securities or other non-cash Distribution, Buyer shall, to the extent permitted by law, endorse (without recourse, representation or warranty), or use commercially reasonable efforts (at Seller’s sole expense) to assist Seller to cause to be registered in Seller’s name, or such name as Seller may direct, and deliver such securities to Seller or to such Entity as Seller may direct as soon as practicable. Pending such transfer, Buyer shall hold the same on behalf and for the sole benefit of Seller and Buyer shall have no equitable or beneficial interest in any such Retained Interest Distribution, and such Retained Interest Distribution shall for all purposes constitute property of the Seller.

(c)         Subject to applicable law, Seller is entitled to receive any Retained Interest Distribution to be remitted by Buyer under this Agreement without the withholding of any tax. If Buyer receives a Retained Interest Distribution that it is required to remit to Seller, Seller shall furnish to Buyer such forms, certifications, statements and other documents as Buyer may reasonably request to evidence Seller’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Buyer to comply with any applicable laws or regulations relating thereto, and Buyer may refrain from remitting such Retained Interest Distribution until such forms, certifications, statements and other documents have been so furnished.

(d)          If all or any portion of a Retained Interest Distribution received by Buyer and transferred to Seller pursuant to this Section 8.2 is required to be returned or disgorged by Buyer to any Entity, Seller shall promptly return such Retained Interest Distribution (or portion thereof) to Buyer together with all related interest and charges payable by Buyer in respect thereof.

8.3        Except as provided in Sections 8.1, 8.2, 8.6 or 28, all payments made by Buyer to Seller or by Seller to Buyer under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller or Buyer, as applicable, in accordance with the wire instructions specified in Section C.1 of the Transaction Specific Terms.

8.4          If Borrower or any applicable Obligor fails to pay on or prior to the scheduled due date thereof (taking into account any applicable grace period) in accordance with the Credit Documents or the Adequate Protection Order (in each case as in effect on the Settlement Date), any Interest and Accruing Fees or adequate protection payments under the Adequate Protection Order that were paid or credited to Buyer on the Settlement Date pursuant to Section 6(c)(ii) of the Standard Terms and Conditions of the Confirmation, then Buyer shall, upon demand by Seller, pay Seller an amount equal to the portion of such Interest and Accruing Fees or adequate protection payments that were not paid to Seller, plus interest that would accrue for each day on such amounts at the Federal Funds Rate in effect for such date of demand.

8.5          (a)      With respect to the payment of any funds or other property under this Agreement (including the delivery of Distributions under Section 8.1 and Retained Interest Distributions under Section 8.2), whether from Seller to Buyer or from Buyer to Seller, (i) the Party required to deliver a Distribution or a Retained Interest Distribution or otherwise make a payment (the “Remitting Party”) may withhold therefrom any amount required by law or pursuant to FATCA to be withheld, and any amount so withheld shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment from which the amount was withheld (the “Receiving Party”), and (ii) the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such defaulted amount together with interest on it (for each day from (and including) the date when due to (but excluding) the date when actually paid) at a rate equal to the Federal Funds Rate.

(b)          Notwithstanding anything to the contrary herein, if the Remitting Party is required to remit amounts received in respect of the Transferred Rights or Retained Interest (including Distributions or Retained Interest Distributions), the Remitting Party shall (subject to the Remitting Party’s right to withhold pursuant to Section 8.5(a)) remit to the Receiving Party the amount that the Remitting Party would have received in respect of such Transferred Rights or Retained Interest in the absence of any withholding (including any FATCA withholding) that has occurred prior to such remittance, except to the extent that (i) such withholding was imposed as a result of the Receiving Party’s failure to comply with any of its obligations under Section 8.1(c), Section 8.2(c), Section 8.5(c) or Section 10.1(a), (ii) withholding would have been imposed on the Receiving Party had the Receiving Party held such Transferred Rights or Retained Interest directly or (iii) FATCA withholding was imposed solely as a result of the Receiving Party’s status under FATCA.

(c)          Without limiting the generality of Section 8.1(c), Section 8.2(c) or Section 10.1(a), if a payment required under this Agreement or a payment under any Transferred Rights or Retained Interest would be subject to withholding imposed by FATCA if the Receiving Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any applicable intergovernmental agreement or regulation), or on account of any of the Receiving Party’s “recalcitrant account holders” within the meaning of Section 1471(d)(6) of the Code, the Receiving Party shall deliver to the Remitting Party, at such time or times reasonably requested by the Remitting Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Remitting Party as may be necessary for the Remitting Party to comply with its obligations under FATCA and to determine that the Receiving Party has complied with the Receiving Party’s obligations under FATCA or to determine the amount required to be deducted and withheld from such payment. Each Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the other Party in writing of its legal inability to do so.

8.6        Without limiting the generality of Section 2.1 to the extent that there are Unfunded Commitments or Agent Expenses, upon the receipt by Seller of a notice of a proposed funding from Borrower or the Agent with respect to a borrowing of funds or Agent Expenses (a “Funding Notice”), Seller shall, upon receipt of a Funding Notice, notify Buyer, by electronic transmission or telecopier, at least one (1) Business Day prior to the date on which the funds are due (the “Funding Date”), if possible, of (a) any funding to be made in respect of the portion of the Participation consisting of Unfunded Commitments or in respect of Agent Expenses; (b) the amount of such funding (the “Funding Advance”); (c) the currency in which the Funding Advance is to be paid; and (d) the Funding Date. Buyer shall pay the Funding Advance to Seller in immediately available funds, without set-off, counterclaim or deduction of any kind not later than 12:00 (noon) (New York time) on the Funding Date, except in the case of Unfunded Commitments for which same day funding is required under the Credit Documents or other Funding Advances of which Seller has failed to give Buyer at least one Business Day’s notice, in which case, if Seller delivers the Funding Notice to Buyer at or prior to 1:00 p.m. (New York time) on the Funding Date, Buyer shall pay the Funding Advance to Seller not later than 5:00 p.m. (New York time) on the Funding Date and, if Seller delivers the Funding Notice to Buyer after 1:00 p.m. (New York time) on the Funding Date, Buyer shall pay the Funding Advance to Seller not later than 12:00 p.m. (noon) (New York time) on the next succeeding Business Day.

8.7         Upon the receipt of the Funding Advance from Buyer, Seller shall (i) accept and hold the Funding Advance for delivery to the Agent for the benefit of Buyer as contemplated herein, (ii) have no equitable or beneficial interest in the Funding Advance (other than for purposes of funding the Funding Advance) and the Funding Advance shall for all purposes constitute property of the Buyer, and (iii) promptly fund the Funding Advance in full, in immediately available funds, without set-off, counterclaim or deduction of any kind in accordance with the terms of the Credit Documents. If after Seller receives a Funding Advance from Buyer hereunder, Seller is no longer required under the Credit Documents to pay any portion of such Funding Advance to the Agent or Borrower under the Credit Documents, then Seller shall promptly refund such portion of the Funding Advance to Buyer.

8.8          If the Funding Advance is received by Seller at any time after 5:00 p.m. (New York time) on the Funding Date, such Funding Advance shall be deemed to have been received on the next succeeding Business Day. Without regard to (a) the date Buyer receives the Funding Notice from Seller and (b) Buyer’s payment of the Funding Advance, any funding by Seller of the Unfunded Commitments (the “Funded Loan”) (together with any and all rights of Seller which arise in respect thereto (including without limitation rights to repayment and all rights in, to and under the Credit Documents) shall be deemed to be part of the Participation from and after the time such Funded Loan is made by Seller; provided, however that unless Buyer’s delay in paying the Funding Advance to Seller is the result of Seller’s failure promptly to notify Buyer of the payment obligation in accordance with Section 8.6, Seller may, in its sole discretion, (i) if “Set-Off” is specified to be applicable in the Transaction Summary, set-off all or any portion of an unpaid Funding Advance against Buyer’s right to receive payments with respect to the Transferred Rights and the Participation, (ii) charge Buyer interest at a per annum rate equal to the Federal Funds Rate from and including the time of such Funded Loan by Seller to but excluding the date Buyer pays the Funding Advance to Seller or (iii) take such other actions as are specified in Section H of the Transaction Specific Terms. For the avoidance of doubt, if Seller receives a Funding Notice from Borrower or the Agent on the Funding Date, Seller’s notice to Buyer of such Funding Notice after 1:00 p.m. (New York time) on such date shall not be deemed a failure promptly to notify Buyer of its payment obligation in accordance with Section 8.6 for purposes of the preceding proviso and Seller may, in its sole discretion, charge Buyer interest as provided herein.

8.9          Notwithstanding anything set forth in Sections 8.6, 8.7 and 8.8 or any other provision of this Agreement to the contrary, Seller shall be under no obligation to bid for competitive bid loans (or similar voluntary loan facilities, if any) on behalf of Buyer under the Credit Agreement in respect of the Commitments (if any) or otherwise.

8.10        If the commitments of all the Lenders under the Credit Agreement of the same class or tranche as the Commitments (if any) are reduced or terminated in part and such reduction or termination applies to the aggregate commitments held by Seller under the Credit Agreement, at the request of Borrower or otherwise, such reduction shall be applied pro rata to the Commitments.

9.	Notices; Records

9.1         All communications between the Parties in respect of, or notices, requests, directions, consents or other information sent under, this Agreement shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier, addressed to the relevant Party at its address, electronic mail or facsimile number specified in Section D of the Transaction Specific Terms or at such other address, electronic mail or facsimile number as such Party may subsequently request in writing. Except as otherwise provided in Section 11.2, all such communications and notices shall be effective upon receipt.

9.2         Prior to the Elevation Date (if any), Seller shall, subject to applicable law and regulation and the Credit Documents, use commercially reasonable efforts to furnish and convey to Buyer or Buyer’s designee at the address specified in the Transaction Specific Terms (or at such other address as Buyer otherwise directs) all written information and documents received by Seller in its capacity as a Lender from time to time with respect to the Credit Documents and the Transferred Rights as soon as practicable after the same are received by Seller, but in any event within three (3) Business Days of such receipt; provided, however, that if such information or documents relate to any matter in respect of which an Act is to be taken, Seller shall furnish and convey such information or documents to Buyer or Buyer’s designee as soon as practicable upon receipt and, in any event, prior to such time when such Act is to be taken if received with reasonably sufficient time for Seller to furnish or convey such information or documents; provided; further, that Seller shall have no liability to Buyer regarding the validity or content of the information and documents furnished pursuant to this Section 9.2. Buyer shall reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller in connection with Seller’s performance of its obligations under this Section 9.2.

9.3          From the Elevation Date through the 45th day thereafter, if Seller receives any notices, correspondence or other documents in respect of the Transferred Rights or any Credit Document that, to the best of Seller’s knowledge, were not sent to the Lenders generally, Seller shall promptly forward them to Buyer.

9.4        Seller shall maintain records of all payments made to Seller and all payments received from Buyer with respect to the Participation, which records shall, absent manifest error, be conclusive. Such records shall be available for inspection by Buyer from time to time upon reasonable prior notice to Seller during regular business hours.

10.	Further Transfers

10.1        The provisions of this Section 10.1 shall apply to any sale, assignment and any other transfer of the Participation or any of Buyer’s rights hereunder or any part thereof or interest therein (each a “Pre-Elevation Transfer”) prior to the occurrence of an Elevation:

(a)          Buyer may not make a Pre-Elevation Transfer without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that no Pre-Elevation Transfer shall be effective unless (i) such Pre-Elevation Transfer does not violate any applicable law or regulation or cause Seller to violate or be in breach of any provision of any Transaction Document, (ii) the transferee in such Pre-Elevation Transfer (the “Transferee”) makes to Buyer for the benefit of Seller substantially each of the representations, warranties and covenants set forth in Sections 5.1, 8.1(c), 8.5(b) and 18.3, (iii) Buyer has paid or caused to be paid to Seller the transfer fee (if any) specified in Section E.1 of the Transaction Specific Terms (such fee, a “Participation Transfer Fee”) and (iv) the Transferee (A) either (1) is organized under the laws of the United States or any State thereof or (2) has represented to Seller that under applicable law and treaties no taxes will be required to be withheld by Seller with respect to any payments to be made to such Transferee in respect of the Transferred Rights and (B) shall have furnished to Seller such forms, certifications, statements and other documents as Seller has requested or may request from time to time to evidence the Transferee’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable laws or regulations relating thereto.

(b)          Notwithstanding anything contained in this Section 10.1 to the contrary, if specified in Section E.3 of the Transaction Specific Terms, Buyer may grant one or more subparticipation(s) in the Participation and its rights under this Agreement, or any part thereof or interest therein, without the prior consent of or notice to Seller; provided, however, that no such subparticipation shall be effective unless (i) such subparticipation does not violate any applicable law or regulation or cause Seller to violate or be in breach of any provision of any Transaction Document, (ii) the subparticipant makes to Buyer for the benefit of Seller substantially each of the representations, warranties and covenants set forth in Sections 5.1(e) and (h) and 18.3, and (iii) the subparticipant agrees to obtain from any Entity to which it transfers any interest therein for the benefit of Seller substantially each of the representations, warranties and covenants set forth in Sections 5.1(e) and (h) and 18.3; provided further that, in the event of a subparticipation, Buyer shall remain solely responsible for its obligations under this Agreement and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s obligations hereunder and not with Buyer’s participant.

10.2       After an Elevation, Buyer may sell, assign, grant a participation in, or otherwise transfer all or any portion of the Transferred Rights, this Agreement and its rights under this Agreement, or any interest in any of the foregoing, but only to the extent of such Elevation, without the consent of or notice to Seller (each, a “Post-Elevation Transfer”); provided, however, that notwithstanding any such sale, assignment, participation or transfer, unless Seller otherwise consents in writing (which consent Seller shall not unreasonably withhold or delay), Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s obligations under this Agreement.

10.3      Seller may assign its rights under this Agreement without the prior consent of Buyer; provided, however, that Seller may not delegate its obligations under this Agreement without the prior consent of Buyer (which shall not be unreasonably withheld or delayed).

11.	Voting

11.1        The provisions of the subsection of this Section 11.1 specified in Section F of the Transaction Specific Terms shall apply to the Transaction:

(a)          On and after the Settlement Date, Seller (i) shall not take (or refrain from taking) any action with respect to the Transferred Rights and Assumed Obligations (an “Act”) other than in accordance with the prior instructions of Buyer and (ii) shall take (or refrain from taking) any Act with respect thereto in accordance with the prior instructions of Buyer; provided, however, that (x) if the Act involved is not divisible in respect of the Participation but may be made only in respect of all loans and commitments held by Seller under the Credit Agreement (“Seller’s Claims”), then Seller shall take such Act in accordance with the direction (if timely given) of holders (including Seller, if applicable) owning or holding interests representing more than 50% of the total amount of Seller’s Claims (the “Majority Holders”); or (y) if the Act arises after the commencement of a bankruptcy, insolvency or a similar proceeding relating to Borrower and/or any Obligor, and is not divisible in respect of all loans and commitments that Seller may own from time to time under the Credit Agreement, but is divisible in respect of all claims of the same class that Seller may have against Borrower and/or any Obligor, then Seller shall take such Act in accordance with the directions (if timely given) of the majority (including Seller, if applicable) of holders (the “Majority Claims Holders”) in respect of all such claims (measured by amount of claims). For purposes of determining the Majority Holders or Majority Claims Holders pursuant to the preceding sentence, (i) the interests or claims held by Seller for its own account and the interests or claims held by Affiliates of Seller shall be counted or not counted as specified in Section F of the Transaction Specific Terms, and (ii) Seller shall only be required to obtain instructions relating to any Act to be taken in respect of the Transferred Rights and Assumed Obligations from (x) Buyer or (y) if Seller has consented to transfers of the Transferred Rights (or any portion thereof) pursuant to Section 10.1(b), the then current holders of the aggregate principal amount of the claims outstanding in respect of which such Act is to be taken by Seller. Buyer acknowledges that it shall be bound by any decisions of the Majority Holders or the Majority Claims Holders, as the case may be, to take or not take an Act. Notwithstanding anything to the contrary in this Section 11, Seller may refuse to follow the instructions of Buyer or the Majority Holders or the Majority Claims Holders, as the case may be, if (A) following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity or (B) Seller reasonably determines that following the instructions could violate any applicable law, rule, order or the Credit Documents (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein).

OR

(b)          On and after the Settlement Date, Seller shall continue to have sole authority to make, grant and exercise (or refrain from making, granting and exercising) all votes, whether pursuant to amendments, consents or waivers, and otherwise to exercise (or refrain from exercising) all other rights and remedies with respect to the Transferred Rights and Assumed Obligations, except with respect to the matters specified in Section F of the Transaction Specific Terms. Only with respect to such matters, Seller shall take (or refrain from taking) any Act in accordance with the prior instructions of Buyer subject to Section 11.1(a) above.

11.2        Any consent, instruction or other direction of Buyer permitted under Section 11.1 must be in writing and shall not be effective unless received by Seller no later than one (1) Business Day prior to the date on which such direction must be taken by Seller; provided, however, that if Seller gives notice to Buyer of the Act that is to be taken less than one (1) Business Day prior to the time when such Act is to be taken and Buyer gives a consent or other direction to Seller prior to the time when such Act is to be taken, Seller shall make commercially reasonable efforts to take into account such direction with respect to such Act. Absent such timely consent or other direction (including the withholding of such consent) from Buyer, Seller shall be entitled (but not required), in its sole discretion, to deem that Buyer has given its consent to take (or refrain from taking) any Act on behalf of Buyer with respect to such matters; provided, however, that in doing so, Seller shall act in good faith and subject to the provisions of Section 12.

12.	Standard of Care

12.1        Seller will not be held to the standard of care of a fiduciary but will exercise the same duty of care in the administration and enforcement of the Participation and the Transferred Rights it would exercise if it held the Transferred Rights solely for its own account, and except for losses that result from Seller’s bad faith, gross negligence, willful misconduct or breach of any of the express terms and provisions of this Agreement, it shall not be liable for any error in judgment or for any action taken or omitted to be taken by it. Seller may rely on any notice, consent, certificate, request or other written document or communication received by Seller from Buyer or any employee or agent of Buyer and believed by Seller in good faith to be genuine.

12.2       Seller (i) may rely on legal counsel (including counsel for Borrower, the Agent or any other Lender), independent public accountants and other experts selected or accepted in good faith by Seller (collectively, the “Experts”) and Seller shall not be liable for any action taken or omitted to be taken in good faith by Seller in accordance with the advice of such Experts, (ii) may serve as a member of a creditors’ committee performing such acts as may be authorized and vote (subject to Section 11 hereof) as a member of a designated class of creditors for a plan of reorganization related to the Transferred Rights, (iii) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, facsimile, electronic mail, or other telecommunication device) believed by Seller to be genuine, (iv) except as expressly set forth in Section 4, makes no warranty or representation (express or implied) and shall not be responsible for any statement, warranty or representation made in connection with the Credit Agreement or any related document or for the financial condition of Borrower, (v) shall not have any duty to inspect the property (including the books and records) of Borrower or any Obligor, (vi) except as provided in Section 11, and subject to the standard of care set forth in Section 12.1, shall have no obligations to make any claim, or assert any lien upon, any property held by Seller or assert any offset in respect thereto, (vii) shall have no duties or obligations hereunder other than those expressly provided for herein and (viii) shall have no obligation to take any action which Seller determines in good faith could violate applicable law, rule, regulation, order, the Credit Agreement or other Credit Documents or, in Seller’s reasonable judgment, prejudice Seller’s continuing relationship with any regulatory authority or damage Seller’s reputation or, unless and until it shall have been provided adequate indemnity therefor, expose Seller to any material obligation, liability or expense.

12.3        Except for reports and other documents and information expressly required to be furnished to Buyer pursuant to Sections 9.2 and 9.3 above, Seller shall not have any duty or responsibility to provide Buyer with any credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor which may come into the possession of Seller or any of its Affiliates.

12.4      Notwithstanding Sections 12.1, 12.2 and 12.3 above, nothing in this Section 12 shall relieve Seller from any liability for its breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

13.	Exercise of Rights and Remedies

13.1       No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties, and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.2        No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against the other Party or any other Entity.

14.	Survival; Successors and Assigns

14.1        All representations, warranties, covenants, indemnities and other provisions made by the Parties shall be considered to have been relied upon by the Parties, shall (as to representations and warranties) be true and correct as of the Settlement Date and any other date set forth in Sections 4.1 or 5.1, as the case may be, and shall survive the execution, delivery and performance of this Agreement and the other Operative Documents.

14.2        This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

15.	Elevation

15.1        Subject to the terms and provisions of the Credit Documents and any applicable law or regulation, if:

(i)          “Yes” is specified opposite “Elevation” in the Transaction Summary, upon the request of either Party,

(ii)        “No” is specified opposite “Elevation” in the Transaction Summary, upon the request of the Party entitled to request an Elevation pursuant to Section G.2 of the Transaction Specific Terms and, in the case of a request by Buyer, upon satisfaction of the conditions set forth in Section G.2 of the Transaction Specific Terms, or

(iii)        regardless of any specification opposite “Elevation” in the Transaction Summary, either Seller or a direct or indirect parent company of Seller, (A) has become the subject of a proceeding under any Debtor Relief Law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Entity charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in such a capacity, upon the request of Buyer, in each such case, each Party agrees to use commercially reasonable efforts and to take such actions as are necessary (including obtaining all Elevation Required Consents (if any)), as soon as reasonably practicable, to cause Buyer or any actual or prospective transferee or subparticipant with respect to all or any portion of the Participation who is mutually acceptable to the Parties (any such Entity or Buyer, a “Permitted Assignee”) to become a Lender under the Credit Agreement with respect to all or any part of the Transferred Rights (an “Elevation”; and the date on which such Permitted Assignee becomes a Lender under the Credit Agreement, the “Elevation Date”); provided that, (x) if any Funding Advance or other fees or amounts shall then be due and payable or any other obligations are due and owing to Seller by Buyer, Buyer may not request an Elevation, and (y) if an Elevation would contravene any law, rule, order or regulation applicable to either Party, the other Party may not request an Elevation.

15.2       Upon the Elevation Date, to the extent of such Elevation, (i) Buyer shall assume all of the Assumed Obligations, (ii) Seller shall have no further responsibility in respect of such Assumed Obligations and (iii) this Agreement shall terminate except as provided in the last sentence of Section 16.

15.3       At the time of Elevation, Buyer and Seller shall each pay its applicable share of any applicable Elevation Transfer Fee, as specified in Section G.1 of the Transaction Specific Terms. Notwithstanding the foregoing, the occurrence of an Elevation shall not affect (a) each Party’s rights or obligations under this Agreement, (b) the indemnities set forth in Section 6, in each case arising on or before the Elevation Date, including, without limitation, any rights or obligations relating to a Party’s breach of any of its representations, warranties, covenants or agreements hereunder, (c) Seller’s obligation to deliver to Buyer any Distributions (whether received before, on or after the Elevation Date) pursuant to Section 8 of this Agreement or (d) either Party’s right to reimbursement of Agent Expenses pursuant to Section 7.1.

16.	Termination

This Agreement shall terminate when (i) Seller shall have received all Distributions in respect of the Loans and the Commitments (if any) and shall, to the extent required hereunder, have distributed the same to Buyer, provided that if all such Distributions are received in connection with a restructuring of the Loans and the Commitments (if any) that requires Seller contemporaneously to fund new advances to Borrower, then such Distributions shall be retained by Seller to the extent necessary to fund such new advances, and this Agreement (A) shall not terminate and (B) shall apply to such new advances, modified mutatis mutandis, (ii) the Commitments (if any) have been terminated and (iii) Borrower and the Obligors shall no longer have any obligations under the Credit Documents (other than obligations that, in accordance with the terms of the Credit Documents, shall survive the termination thereof). Notwithstanding the foregoing, the termination of this Agreement shall not affect (a) either Party’s rights or obligations hereunder or (b) the indemnities set forth in Section 6, in each case arising on or before the date of such termination, including, without limitation, any rights or obligations relating to a Party’s breach of any of its representations, warranties, covenants or agreements hereunder.

17.	Further Assurances

Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement, including the procurement of the Elevation Required Consents in connection with an Elevation (if any). Without limiting the generality of the foregoing, on and after an Elevation, Seller agrees that if (i) notes have been issued evidencing all or any portion of the Loans and the Commitments (if any), (ii) Buyer or Buyer’s designee or assignee requests that a new note or notes be issued to it, and (iii) the Agent, Borrower or any Governmental Authority requires either (x) the delivery of any note(s) evidencing the Loans and the Commitments (if any) previously issued to Seller or (y) the delivery of customary lost note documentation by Seller prior to the issuance thereof, then Seller shall use commercially reasonable efforts to either deliver such note(s) or customary lost note documentation to the Agent; provided that Seller shall not be required to deliver either a note or such lost note documentation if no note was ever issued or delivered to it.

18.	Disclosure

18.1       Each Party agrees that, without the prior consent of the other Party, it shall not disclose the contents of this Agreement to any Entity, except that any Party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, regulation, subpoena or other legal process, (c) to any Governmental Authority or self-regulatory Entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Entity or sanctions that may be imposed by any Governmental Authority, (e) to its respective Affiliates and the directors, officers, employees, agents, advisors, counsel and auditors of such Party and of such Party’s Affiliates or (f) as set forth in Section 18.2.

18.2       Buyer may disclose the contents of this Agreement to any proposed transferee, assignee, participant, or other Entity proposing to enter into contractual relations with Buyer in respect of the Transferred Rights or any part of them.

18.3      Buyer agrees, and shall cause each Buyer’s designee for purposes of receiving information or documents in accordance with Section 9.2 to agree, that it shall maintain the confidentiality of any information and documents delivered to Buyer to the extent required therein and to the same extent as if Buyer were a party to the Credit Documents and shall, upon Seller’s request, provide to Seller a confidentiality undertaking to such effect in accordance with the terms of the Credit Documents prior to the delivery of any such information or documents.

19.	Parties’ Relationships

Each Party and any of their respective Affiliates may engage in any kind of lawful business or other relationship with Borrower, any Obligor or any of their respective Affiliates, without liability to the other Party or any obligation to disclose such business or relationship to the other Party.

20.	Entire Agreement; Conflict

20.1     This Agreement and the other Operative Documents constitute the entire agreement of the Parties with respect to the Transaction and supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof, all of which have become merged and finally integrated into this Agreement and the other Operative Documents.

20.2       As between Seller and Buyer, if there is any inconsistency or conflict between this Agreement and any of the other Operative Documents, the provisions of this Agreement shall govern and control. If there is any inconsistency between the Transaction Specific Terms and the Standard Terms, the Transaction Specific Terms shall govern and control.

21.	Counterparts; Telecopies

This Agreement and the other Operative Documents may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by telecopier, facsimile or other form of electronic transmission of an executed counterpart of any Operative Document shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement and any other Operative Document shall be deemed to be a duplicate original.

22.	Relationship Between Buyer and Seller

The relationship between Seller and Buyer shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between the Parties. In no event shall the Participation be construed as a loan from Buyer to Seller.

23.	Severability

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

24.	Governing Law

THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

25.	Waiver of Trial by Jury

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

26.	Jurisdiction

26.1       The Parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.

26.2       The Parties irrevocably agree that, should either Party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Agreement or the Transaction, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Agreement.

27.	Subrogation; Reimbursement Claims

27.1          To the extent that Buyer enforces any claim for indemnification or other right, claim or remedy against Seller under this Agreement and receives payment or another remedy from Seller in respect of such right, claim or remedy, the Parties agree that, to the extent permitted by law, the Credit Documents, without the need for further action on the part of either Party, Seller shall be subrogated to the rights of Buyer against any other Entity, with respect to such right, claim or remedy to the extent that Buyer receives such payment or other remedy from Seller.

27.2          To the extent that Borrower or any other Entity enforces any claim for return, disgorgement or reimbursement against Seller for all or any portion of any payment or transfer received by Seller on account of the Transferred Rights prior to the Settlement Date and receives payment or satisfaction from Seller in respect thereof, the Parties agree that, to the extent permitted by law, the Credit Documents, without the need for further action on the part of either Party, Seller shall be subrogated to the rights of Buyer against any other Entity, including Borrower, with respect to such claim (including the right to assert any Reimbursement Claims); provided that, if applicable, Seller has fully indemnified Buyer with respect thereto pursuant to Section 6.1.

28.	Judgment Currency

28.1      Each Party’s obligations hereunder to make payments in a specified currency (the “Contractual Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Contractual Currency, except to the extent that such tender or recovery results in the effective receipt by the Party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of the amounts payable to such other Party under this Agreement. If, for the purpose of obtaining or enforcing judgment against any Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Contractual Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Contractual Currency, the conversion shall be made, at the rate of exchange determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). Such rate of exchange shall be determined by reference to quotations from a known dealer in such currency which Entity shall be designated by the mutual agreement of the Parties as soon as reasonably practicable following the date upon which the parties become aware of the need for such conversion pursuant to this Section.

28.2        If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Contractual Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

28.3        If for any reason the amount in the Contractual Currency received by a Party exceeds the amount of the Contractual Currency due and payable, the party receiving the payment will refund promptly the amount of such excess.

28.4       For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Contractual Currency.

29.	Interpretation

29.1        This Agreement includes the Annex and any other annexes, schedules or other documents attached to or incorporated by reference into the Agreement.

29.2        Terms used in the singular or the plural include the plural and the singular, respectively; “includes” and “including” are not limiting; and “or” is not exclusive.

29.3        Any reference to a Party includes such Party’s successors and permitted assigns.

29.4        Unless otherwise indicated, any reference to:

(a)
this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may at any time before the Settlement Date be, in effect as modified, amended or supplemented as of the Settlement Date; and

(b)
a statute, law, order, rule or regulation shall be construed as a reference to such statute, law, order, rule or regulation as it may have been, or may at any time before the Settlement Date be, in effect as modified, amended or supplemented as of the Settlement Date.

29.5      Section and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

29.6        This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

30.	Accounting Treatment

This Transaction is intended to be treated as a sale by Seller and as a purchase by Buyer.

31.	Additional Provisions

The additional provisions (if any) set forth in Section H of the Transaction Specific Terms shall apply.

TABLE OF CONTENTS

Page

1.	Definitions	1

2.	Participation	7

3.	Conditions Precedent	7

4.	Seller’s Representations and Warranties	7

5.	Buyer’s Representations and Warranties	10

6.	Indemnification	12

7.	Costs and Expenses	13

8.	Distributions; Interest and Fees; Payments; Commitment Reductions	13

9.	Notices; Records	16

10.	Further Transfers	17

11.	Voting	18

12.	Standard of Care	19

13.	Exercise of Rights and Remedies	20

14.	Survival; Successors and Assigns	20

15.	Elevation	20

16.	Termination	21

17.	Further Assurances	21

18.	Disclosure	21

19.	Parties’ Relationships	22

20.	Entire Agreement; Conflict	22

21.	Counterparts; Telecopies	22

22.	Relationship Between Buyer and Seller	22

23.	Severability	22

24.	Governing Law	23

25.	Waiver of Trial by Jury	23

26.	Jurisdiction	23

27.	Subrogation; Reimbursement Claims	23

28.	Judgment Currency	24

29.	Interpretation	24

30.	Accounting Treatment	25

31.	Additional Provisions	25

-i-

Schedule III – Representations and Warranties of Seller

Seller represents and warrants to Buyer (as of the Settlement Date and, where specifically indicated, the Agreement Date) that:

(1)          Upon payment of the Purchase Price (taking into account any adjustments thereto as the result of any Funding Memorandum that is delivered by Seller to Buyer) by Buyer to Seller, there is no charge, pledge or lien or other security interest created by Seller in any Loan or Participation subject to this Agreement.

(2)          The sale of the participation interest in and to the Loans pursuant to this Agreement constitutes an arm’s length secondary market transaction customary for syndicated leveraged loans.

(3)          Seller will treat each transfer as a sale of (a) in the case of the Loan Assignments, all right, title and interest in the related Loans and (b) in the case of the Participation, a beneficial interest in the related Loans and Transferred Rights.

(4)          There are no agreements, arrangements or understandings, written or otherwise, to which Seller is a party with respect to the Loans or the Transferred Rights, other than (a) the Seller Transaction Documents, (b) this Agreement and (c) the Buyer Credit Agreement and the agreements contemplated thereby.

(5)          Seller’s execution, delivery and performance of this Agreement do not violate the Buyer Credit Agreement and/or the Seller Transaction Documents and all the conditions for Seller’s execution, delivery and performance of this Agreement have been met.

(6)          There are no guarantees, keep-well arrangements, collateral security or other arrangements involving Seller which have the effect of a recourse provision against Seller with respect to the Transaction contemplated hereby.

(7)          Upon consummation of the sale of the respective Participations in each Loan on the date hereof, Seller acknowledges that it is not the beneficial owner of any Loan, has no right to any Distributions (other than any Retained Interest Distribution) and is not liable for failure by any underlying obligor to make any payment on any Loan.

(8)          Seller will not take any action materially inconsistent with Buyer’s ownership of the Participation or, upon Elevation, the Loans. If a third party, including a potential purchaser of the Loans to the extent that such action would reasonably have a material and adverse effect upon Buyer, should inquire with respect to any Loan which has not been Elevated, Seller will disclose that the Participation has been sold to Buyer and will claim no beneficial interest in the Loans.

(9)          With respect to each Loan, there is no difference in the payment arrangements between the underlying obligor and the Seller under the applicable Credit Agreement, on the one hand, and the Seller and the Buyer under this Agreement, on the other hand. The duration of each Loan is coextensive with that of the related Participations. There is no discrepancy between the interest rates and other similar compensation under the Loan and the related Participation.